Exhibit 10.15

Re:	515 Post Oak
515 Post Oak Boulevard
Houston, Texas

EIGHTH AMENDMENT TO LEASE

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF HARRIS	§

THIS EIGHTH AMENDMENT TO LEASE (this “Amendment”) has been executed as of the 23rd day of October, 2001, by THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership (“Landlord”), and WEATHERFORD INTERNATIONAL, INC. (“Tenant”).

R E C I T A L S:

A. Cigna Investments, Inc. (“Cigna”) and Weatherford Enterra U.S., Limited Partnership (“Prior Tenant”) have heretofore executed that certain Lease Agreement (the “Original Lease”), dated as of January 26, 1996, pursuant to which Tenant initially leased approximately 73,746 rentable square feet on floors 2, 6, 9, 10 and 11 and certain storage space in that certain building known as 515 Post Oak, located at 515 Post Oak Boulevard, Houston, Texas, and more particularly described in the Lease (the “Building”); as the Original Lease was amended by (1) First Amendment to Lease Agreement, dated as of April 11, 1996, by and between Cigna and Prior Tenant, pursuant to which Prior Tenant leased approximately an additional 13,937 rentable square feet on the seventh (7th) floor of the Building; (2) Second Amendment to Lease, dated as of September 16, 1996, by and between Cigna and Prior Tenant, pursuant to which Prior Tenant leased an additional approximately 549 rentable square feet on the seventh (7th) floor of the Building (the “Second Expansion Space”); (3) Third Amendment to Office Lease, dated as of July 10, 1998, by and between Transwestern CG Partners I, L.P. (“Prior Landlord”) and Prior Tenant, pursuant to which Prior Tenant leased an additional approximately 1,853 rentable square feet on the seventh (7th) floor of the Building (the “Third Expansion Space”); (4) Fourth Amendment to Office Lease (the “Fourth Amendment”), dated as of July 30, 1998, by and between Prior Landlord and Prior Tenant, pursuant to which Prior Tenant leased an additional approximately 3,617 rentable square feet on the second (2nd) floor of the Building (the “Fourth Expansion Space”), an additional approximately 45,479 rentable square feet on the second (2nd) and third (3rd) floors of the Building (the “Fifth Expansion Space”) and an additional approximately 5,036 rentable square feet on the fifth (5th) floor of the Building, commencing at the expiration of sublease (i.e., July 1, 1999) (the “Sublease Expansion Space”); (5) Temporary Space License Agreement, dated as of July 19, 1999, by and between Prior Landlord and Tenant, pursuant to which

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Tenant was granted a temporary license to begin construction on the Sixth Expansion Space (hereafter defined); (6) Fifth Amendment to Office Lease, dated as of August 13, 1999, by and between Prior Landlord and Tenant, pursuant to which Tenant leased an additional approximately 7,702 rentable square feet on the second (2nd) floor of the Building (the “Sixth Expansion Space”), approximately 5,703 rentable square feet on the second (2nd) floor of the Building (the “Seventh Expansion Space”), approximately 10,830 rentable square feet on the fifth (5th) floor of the Building (the “Eighth Expansion Space”), approximately 6,901 rentable square feet on the eighth (8th) floor of the Building (the “Ninth Expansion Space”) and approximately 4,994 rentable square feet on the eighth (8th) floor of the Building (the “Tenth Expansion Space”); (7) Sixth Amendment to Lease, dated as of June 20, 2000, by and between Landlord and Tenant, pursuant to which Tenant leased an additional approximately 9,215 rentable square feet on the fourth (4th) floor of the Building (the “Eleventh Expansion Space”); and (8) Seventh Amendment to Lease, dated as of December 6, 2000, by and between Landlord and Tenant, pursuant to which Tenant leased an additional approximately 481 rentable square feet on the first (1st) floor of the Building (the “Twelfth Expansion Space”), approximately 1,992 rentable square feet on the first (1st) floor of the Building (the “Thirteenth Expansion Space” and approximately 1,132 rentable square feet on the seventh (7th) floor of the Building (the “Fourteenth Expansion Space”), and, accordingly, the initial premises were expanded as provided above and currently contain approximately 193,167 rentable square feet of space in the Building (the First, Second, Third, Fourth, Fifth, Sublease, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth Expansion Spaces being collectively referred to as the “Current Premises”). The Original Lease, as so amended, is referred to as the “Lease.” Unless otherwise defined herein, all initially capitalized terms will have the respective meanings assigned thereto in the Lease.

B. Landlord has acquired the Building and succeeded to all of Prior Landlord’s interest as landlord under the Lease. Tenant has assumed all obligations of Prior Tenant under the Lease and succeeded to all of Prior Tenant’s interest as tenant under the Lease.

C. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) expand the Current Premises; (ii) extend the Term; and (iii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

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Article 1

CERTAIN AMENDMENTS

SECTION 1.01. Addition of Premises.

A. As of ninety (90) days following the date of Landlord’s tender of possession of the Fifteenth Expansion Space (as defined below) (the “Fifteenth Expansion Commencement Date”), and subject to the terms, conditions and contingencies set forth in this Amendment, the Lease shall be amended to reflect that the Current Premises shall be expanded to include the premises outlined on the cross-hatched floor plan attached hereto as Exhibit A (the “Fifteenth Expansion Space”) consisting of approximately 2,956 rentable square feet located on the first (1st) floor in Suite 104 of the Building (the Fifteenth Expansion Space, when added, and the Current Premises being collectively referred to as the “Premises”). Accordingly, the Premises leased to Tenant under the Lease shall consist of approximately 196,123 rentable square feet in the Building. The Fifteenth Expansion Commencement Date for the Fifteenth Expansion Space shall commence as set forth above, notwithstanding that Tenant has not substantially completed improvements to the Fifteenth Expansion Space, and the Fifteenth Expansion Commencement Date is only subject to adjustment as specifically set forth in Paragraph 4 of Exhibit C attached to this Amendment.

B. As of ninety (90) days following the date of Landlord’s tender of possession of the Sixteenth Expansion Space (as defined below) to Tenant (the “Sixteenth Expansion Commencement Date”), and subject to the terms, conditions and contingencies set forth in this Amendment, the Lease shall be amended to reflect that the Current Premises and the Fifteenth Expansion Space shall be expanded to include the premises outlined on the cross-hatched floor plan attached hereto as Exhibit B (the “Sixteenth Expansion Space”) consisting of approximately 31,804 rentable square feet located on the first (1st), fourth (4th) and twelfth (Twelfth) floors in Suites 100, 400 and 1200 of the Building (the Fifteenth Expansion Space, when added, the Sixteenth Expansion Space, when added, and the Current Premises being collectively referred to as the “Premises”). Accordingly, the Premises leased to Tenant under the Lease shall consist of approximately 227,927 rentable square feet in the Building. The Sixteenth Expansion Commencement Date for the Sixteenth Expansion Space shall commence as set forth above, notwithstanding that Tenant has not substantially completed improvements to the Sixteenth Expansion Space, and the Sixteenth Expansion Commencement Date is only subject to adjustment as specifically set forth in Paragraph 4 of Exhibit C attached to this Amendment. (The Fifteenth and Sixteenth Expansion Spaces being collectively referred to as the “Expansion Space.”) (The Fifteenth and Sixteenth Commencement Dates being each referred to as an “Expansion Commencement Date.”) Tenant agrees to execute a Verification Letter confirming each Expansion Commencement Date and other matters for each of the Fifteenth and Sixteenth Expansion Premises in the form set forth on Exhibit D attached hereto and Exhibit D-1 attached hereto.

C. Upon Tenant’s written request to Landlord, Tenant may lease from Landlord certain space located on the west side of the atrium of the ground floor lobby in the Building, to

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be located in all or a portion of the area identified on Exhibit H attached hereto. The terms and conditions for the leasing of such space shall be mutually agreed upon by both Landlord and Tenant. The use of the space shall be for general office use as provided in the Lease and the buildout of space by Tenant shall be subject to all applicable laws, codes, rules and regulations.

SECTION 1.02. Term of Lease. The Term of the Lease for the Sixteenth Expansion Space shall commence on the Sixteenth Expansion Commencement Date set forth above and thereafter shall continue for one hundred twenty (120) months, subject to adjustment and earlier termination as set forth in the Lease (the “Expiration Date”). The Term of the Lease for the Fifteenth Expansion Space shall commence on the Fifteenth Expansion Commencement Date set forth above and thereafter run coterminous with the Term of the Lease as to the Sixteenth Expansion Space, expiring on the Expiration Date, subject to adjustment and earlier termination as set forth in the Lease. The Term of the Lease for the Current Premises shall be extended for a period of time commencing on July 1, 2008 and thereafter run coterminous with the Term of the Lease as to the Sixteenth Expansion Space, expiring on the Expiration Date, subject to adjustment and earlier termination as set forth in the Lease.

SECTION 1.03. Base Rent.

A. Fifteenth Expansion Space. As of the Fifteenth Expansion Commencement Date, the Base Rent for the Fifteenth Expansion Space only during the Term of the Lease for the Fifteenth Expansion Space shall be as follows:

Period:	Annual Base Rent per R.S.F.:
Fifteenth Expansion Commencement Date — the expiration of the 60th month following the Sixteenth Expansion Commencement Date	$20.00
61st month following the Sixteenth Expansion Commencement Date — Expiration Date	$24.50

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B. Sixteenth Expansion Space. As of the Sixteenth Expansion Commencement Date, the Base Rent for the Sixteenth Expansion Space only during the Term of the Lease for the Sixteenth Expansion Space shall be as follows:

Period:	Annual Base Rent per R.S.F.:
Sixteenth Expansion Commencement Date — the expiration of the 60th month following the Sixteenth Expansion Commencement Date	$20.00
61st month following the Sixteenth Expansion Commencement Date — Expiration Date	$24.50

C. Current Premises. The Base Rent for the Current Premises shall remain in effect through June 30, 2008 pursuant to the Lease. As of July 1, 2008, the Base Rent for the Current Premises only (i.e., not the Expansion Premises) during the Term of the Lease, as hereby extended, shall be as follows:

Period:	Annual Base Rent per R.S.F.:
7/1/08 — Expiration Date	$24.50

The Base Rent shall be due and payable in equal monthly installments, each such monthly installment due and payable on or before the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.

SECTION 1.04. Tenant’s Pro Rata Share. As of the Fifteenth Expansion Commencement Date, Tenant’s Pro Rata Share shall be increased to 75.44% (i.e., 196,123 rentable square feet in the Premises divided by 259,971 rentable square feet in the Building). As of the Sixteenth Expansion Commencement Date, Tenant’s Pro Rata Share shall be increased to 87.67% (i.e., 227,927 rentable square feet in the Premises divided by 259,971 rentable square feet in the Building).

SECTION 1.05. Base Year. The Base Year for the Expansion Space only (i.e., not the Current Premises) shall be the calendar year 2002. The Base Year for the Current Premises shall remain as set forth in the Lease through and including June 30, 2008. Commencing July 1, 2008, the Base Year for the Current Premises shall be amended to be the calendar year 2008.

SECTION 1.06. Parking. As of each applicable Expansion Premises Commencement Date, with respect to the Fifteenth and Sixteenth Expansion Space, Tenant shall be entitled to three (3) additional parking permits per 1,000 rentable square feet contained in each applicable Expansion Premises to the parking garage associated with the Building on the same terms and conditions provided with respect to the original Parking Permits in Exhibit F to

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the Lease; provided, however, Tenant shall pay to Landlord, as parking rent, $35.00, plus tax, per space per month for unassigned spaces and $75.00, plus tax, per space per month for assigned spaces. Tenant shall continue to pay the required parking charges for its existing parking permits pursuant to the terms and conditions of the Lease through June 30, 2006. As of July 1, 2006 and continuing through the expiration date of the Lease, the parking charges for all of Tenant’s parking permits shall be $35.00, plus tax, per space per month for unassigned spaces and $75.00, plus tax, per space per month for assigned spaces.

SECTION 1.07. “AS IS”. Except as set forth on Exhibit C and Exhibit C-1, Landlord is leasing the entire Premises to Tenant “as is” “where is” (with respect to the Fifteenth and Sixteenth Expansion Premises only, subject to latent defects brought to Landlord’s attention within forty-five (45) days following the date of substantial completion of the Work [as defined in Exhibit C and Exhibit C-1] and, in the event Landlord is performing the Work, any punch-list items), without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

SECTION 1.08. Brokers. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment except Trammell Crow Company and Cushman & Wakefield of Texas, Inc. (hereafter, the “Brokers”). Landlord shall pay to Brokers the commission arising out of this Amendment pursuant to a separate agreement between Landlord and such Brokers. Landlord and Tenant hereby indemnify each other from the payment of any commissions owed to any broker with respect to this Amendment resulting from the acts of such party, but not otherwise.

SECTION 1.09. Delay in Delivery. Tenant acknowledges that there are currently existing tenants occupying the Sixteenth Expansion Space. Tenant agrees to take possession of the Sixteenth Expansion Space from Landlord when such space becomes available for Landlord to lease to Tenant and Landlord tenders possession thereof to Tenant. The rental obligations shall commence on the Sixteenth Expansion Commencement Date as provided in Section 1.01.B above (i.e., ninety (90) days following Landlord’s tender of possession to Tenant). Notwithstanding the foregoing, Landlord shall not be in default under the Lease or liable to Tenant for damages in the event Landlord is unable to secure possession thereof. Tenant’s sole remedy in the event of a delay shall be that Tenant shall not be obligated to pay rental obligations on the Sixteenth Expansion Space until the Sixteenth Expansion Commencement Date. No delay in delivery of the Sixteenth Expansion Space shall affect Tenant’s obligations under the Lease as to the Current Premises and the Fifteenth Expansion Space. Notwithstanding the foregoing, (a) Landlord shall use reasonable efforts to deliver possession of the Sixteenth Expansion Space between January 1, 2002, and September 30, 2002, and (b) if Landlord has not delivered possession of the Sixteenth Expansion Space to Tenant by December 31, 2002, Tenant shall have the right, as Tenant’s sole and exclusive remedy, to terminate only that portion of this Amendment that relates to the Sixteenth Expansion Space by providing written notice to Landlord of such termination between January 1, 2003, and February 28, 2003, in which event Tenant shall have no obligation to lease the Sixteenth Expansion Space or to pay any rent or other sums in connection therewith. All of the Sixteenth Expansion Space shall be delivered to Tenant on the same date, unless otherwise agreed to by Landlord and Tenant. Such termination

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right as to the Sixteenth Expansion Space shall not affect Tenant’s obligations under this Amendment as to the Current Premises and the Fifteenth Expansion Space and Tenant shall remain fully liable therefor in accordance with this Amendment.

SECTION 1.10. Right of First Refusal (Lease). Landlord hereby grants Tenant a right of first refusal to lease space in the Building in accordance with Exhibit E attached hereto. This right is a modification and restatement of all other rights of Tenant to lease additional space in the Building, and Tenant’s existing priority with regard to such rights shall be preserved. Accordingly, all other expansion rights, rights of first offer, refusal and opportunity to lease additional space in the Building are herein modified and restated in their entirety.

SECTION 1.11. Right of First Offer (Purchase). Landlord hereby grants Tenant a right of first offer to purchase the Building in accordance with Exhibit F attached hereto.

SECTION 1.12. Right of First Refusal (Purchase). Landlord hereby grants Tenant a right of first refusal to purchase the Building in accordance with Exhibit G attached hereto.

SECTION 1.13. ADA. Notwithstanding anything in the Lease to the contrary, and except for Tenant’s obligations to reimburse Landlord for Operating Expense charges to the extent expressly provided in the Lease, as between Landlord and Tenant, Landlord and Tenant hereby allocate the risk, responsibility and expense of complying with Title III of the Americans With Disabilities Act of 1990 (“Title III”) and all rules, regulations and guidelines promulgated under such act, as amended from time to time (the “Disabilities Acts”) as follows:

(1) Tenant shall bear the risk, responsibility and expense of complying with the Disabilities Acts in the Premises;

(2) Tenant shall bear the risk, responsibility and expense of complying with the Disabilities Acts described in items (a), (b) and (c) of item 3 below; and

(3) Except as provided herein, Landlord shall bear the risk, responsibility and expense (except Tenant shall be required to reimburse Landlord therefor through Operating Expenses charges to the extent expressly provided for in the Lease) of complying with the Disabilities Acts in the common areas of the Building (i.e., outside of the Premises and not located in the common areas used exclusively to access the Premises), including, without limitation, any “path of travel” installations, additions or alterations required as a result of sums spent on tenant finish or other installations, additions or alterations inside the Premises, to the extent Landlord is specifically mandated by the authority having jurisdiction thereover to make such installations, additions or alterations; provided, however, that Landlord shall not be responsible for, and Tenant shall be solely responsible for (at Tenant’s sole cost): (a) compliance that is necessitated to the common areas of the Building as a result of the specific use of the Premises by Tenant (as opposed to general office use), (b) compliance that is necessitated to the common areas of the Building as a result of installations, additions or alterations made by Tenant in such common areas and (c) compliance for the total area contained on all single tenant floors under lease by Tenant.

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SECTION 1.14. Exhibits. Landlord and Tenant agree that the following exhibits have been attached hereto and will be deemed a part of this Amendment and the Lease for all purposes and will be in lieu of any similar rights or provisions currently set forth in the Lease:

Exhibit A -	Description of Fifteenth Expansion Space
Exhibit B -	Description of Sixteenth Expansion Space
Exhibit C -	Expansion Premises Tenant Finish Work: Allowance
Exhibit C-1 -	Current Premises [Refurbishment] Tenant Finish Work: Allowance
Exhibit C-2 -	Construction Guidelines
Exhibit D -	Verification Letter (Fifteenth Expansion Space)
Exhibit D-1	Verification Letter (Sixteenth Expansion Space)
Exhibit E -	Right of First Refusal (Lease)
Exhibit F -	Right of First Offer (Purchase)
Exhibit G -	Right of First Refusal (Purchase)
Exhibit H-	Lobby Area

SECTION 1.15. Sublease Expansion Space. Landlord and Tenant acknowledge and confirm that the Sublease Expansion Space was added to the Premises on or about July 1, 1999, in accordance with Section 9 of the Fourth Amendment.

SECTION 1.16. Signage/Presence.

A. Subject to the terms and conditions of this Section 1.16, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense and subject to all applicable laws and codes related thereto, to construct and install a monument sign (the “Monument Sign”) located on the North side of the Building at a location reasonably acceptable to Landlord. The Monument Sign shall be for the benefit of all tenants occupying space in the Building; provided, however, that Tenant shall have the right to use up to the top seventy-five percent (75%) of the space on the Monument Sign for Tenant’s name and logo. The graphics, material, size, lighting, color and installation of the Monument Signage shall be subject to the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. In the event Tenant changes Tenant’s corporate identification during the Term of the Lease, Tenant may change the Monument Signage to reflect such change, subject, however, to the prior written consent of Landlord (which shall not be unreasonably withheld or delayed), with respect to the lighting, graphics, color, material and installation of such new signage and presence and subject to Tenant’s repair of all damage caused by such removal and replacement.

B. Subject to the terms and conditions of this Section 1.16, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense and subject to all applicable laws and codes related thereto, to construct and install a “presence” at the main point of entry from the parking garage into the Building on the first (1st) floor either adjacent to, or incorporated into or replacing, the current Building directory (the “Presence”). The graphics, material, size, lighting, color and installation of the Presence shall be subject to the prior written consent of Landlord,

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which consent shall not be unreasonably withheld or delayed. In the event Tenant changes Tenant’s corporate identification during the Term of the Lease, Tenant may change the Presence to reflect such change, subject, however, to the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), with respect to the lighting, graphics, color, material and installation of the Presence and subject to Tenant’s repair of all damage caused by such removal and replacement. In the event that such Presence contains items that are in addition to the Building directory, Tenant shall remove the same and repair all damage caused by such removal at the expiration or earlier termination of the Lease.

C. Landlord shall provide Tenant with an allowance not to exceed Sixty Thousand and No/100 dollars ($60,000.00) to be used for the completion of such Monument Signage and Presence, including architectural fees and construction costs (the “Signage Allowance”). Tenant shall only be entitled to utilize the Signage Allowance during the initial twenty-four (24) month period following the Sixteenth Expansion Commencement Date. Tenant shall not be entitled to the Signage Allowance until the Monument Signage and Presence has been substantially completed and Tenant has caused to be delivered to Landlord (i) all invoices from contractors, architects, subcontractors and suppliers evidencing the cost of performing such installation, together with lien waivers from such parties; and (ii) certificates from the appropriate governmental authority, if applicable, to such installation, or evidence of governmental inspection and approval thereof. Up to one-half (1/2) of any unspent portion of the Signage Allowance remaining as of the last day of the twenty-fourth (24th) month following the Sixteenth Expansion Commencement Date shall be credited against Base Rent due under the Lease and the remainder shall be forfeited by Tenant and remain the property of Landlord.

D. The rights of Tenant contained in this Section 1.16 shall apply only for the benefit of the undersigned Tenant and its Affiliates, Permitted Assignees and Permitted Sublessees, so long as such Affiliate’s, Permitted Assignee’s or Permitted Sublessee’s name or logo is not reasonably objectionable to Landlord. As used herein, Permitted Assignee shall mean an assignee that Landlord has approved in accordance with the terms and conditions of the Lease. As used herein, Permitted Sublessee shall mean a sublessee that is subleasing more than 113,964 rentable square feet from Tenant and that has been approved by Landlord in accordance with the terms and conditions of the Lease.

SECTION 1.17. Building Name. Subject to the terms and conditions of Section 1.16.C above, and to the extent permitted under applicable laws, codes, rules and regulations, Landlord, at Tenant’s request, shall name the Building “The Weatherford Building” (or variant thereof) (the “Building Name”). Tenant shall be liable for all costs and expenses associated therewith, including, without limitation, costs incurred by Landlord for signage, Building graphics and reimbursement to Landlord of any costs Landlord incurs to other tenants in the Building associated with changing the name of the Building which Landlord is obligated to pay pursuant to such leases. In the event Tenant changes Tenant’s corporate identification during the Term of the Lease, provided that Tenant’s replacement name is not reasonably objectionable to Landlord and such name change is permitted under applicable laws and codes, Landlord, at Tenant’s request, shall change the Building Name to reflect such change, subject, however, to the prior written consent of Landlord (which consent shall not be unreasonably

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withheld, conditioned or delayed), with respect to the lighting, graphics, color, material and installation of the Building Name and subject to Tenant’s repair of all damage caused by such removal and replacement. Notwithstanding the foregoing, if during the Term of the Lease: (i) Tenant abandons or vacates thirty percent (30%) or more of the Premises, (ii) the total rentable square feet being leased by Tenant under the Lease is less than 130,000 rentable square feet, or (iii) Tenant subleases 113,964 rentable square feet or more of its space under the Lease to a party other than to an Affiliate or Tenant assigns its interest in the Lease to any party other than an Affiliate or a Permitted Assignee, then Tenant’s right to the Building Name shall automatically terminate. If any of the foregoing events occur, Tenant shall cease using the Building Name, remove all signage bearing the Building Name and repair all damage to the Building caused thereby. The rights of Tenant contained in this Section 1.17 shall apply only for the benefit of the undersigned Tenant and its Affiliates and shall not apply in favor of any assignee or sublessee of Tenant, other than Affiliates or Permitted Assignees, so long as such name or logo proposed to be used by any Affiliate or Permitted Assignee is not reasonably objectionable to Landlord.

SECTION 1.18. Storage Premises. The Lease is hereby amended so that the term of the Lease with respect to the Storage Premises shall be coterminous with the Term of the Lease as to the Premises, subject to adjustment and earlier termination as set forth in the Lease. As of July 1, 2006, the Base Rent payable by Tenant with respect to the Storage Premises during the term of the Lease with respect to the Storage Premises, as hereby extended, shall be the then current fair market rental rate for comparable space in buildings of comparable class, age and size located within the vicinity of the Building as determined by Landlord, in Landlord’s reasonable discretion. On or before December 31, 2005, Landlord shall deliver to Tenant a written notice (“Landlord’s Storage Notice”) specifying the Base Rent rate per rentable square foot per annum for the Storage Premises. Tenant shall have ten (10) days following delivery of Landlord’s Storage Notice to notify Landlord in writing (“Tenant’s Storage Notice”) of (i) Tenant’s agreement with the Base Rent rate proposed by Landlord or (ii) Tenant’s disagreement with Landlord’s Base Rent rate, in which event Base Rent shall be determined as provided below. Tenant’s failure to timely deliver Tenant’s Storage Notice shall be deemed acceptance by Tenant of the Base Rent rate proposed by Landlord. If Tenant sends a timely notice disagreeing with Landlord’s proposed Base Rent rate, Landlord and Tenant shall attempt to agree on such rate within fifteen (15) days of Tenant’s Storage Notice. If Landlord and Tenant are unable to reach agreement within fifteen (15) days after Landlord’s receipt of Tenant’s Storage Notice, then such rate shall be determined as follows.

A. If Landlord and Tenant are unable to reach agreement on the such rate within said fifteen (15) day period, then within fifteen (15) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the such rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then such rate shall be the average of the two. Otherwise, the dispute shall be resolved by broker arbitration in accordance with (B) below.

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B. Within fifteen (15) days after the exchange of estimates, the parties shall select as an arbitrator an independent licensed real estate office/sales broker with at least ten (10) years of experience in sales and leasing of office space in the metropolitan area in which the Building is located (a “Qualified Broker”). If the parties cannot agree on a Qualified Broker, then within a second period of ten (10) days, each shall select a Qualified Broker and within ten (10) days thereafter the two appointed Qualified Brokers shall select a third Qualified Broker and the third Qualified Broker shall be the sole arbitrator. If one party shall fail to select a Qualified Broker within the second ten (10) day period, then the Qualified Broker chosen by the other party shall be the sole arbitrator.

C. Within twenty (20) days after submission of the matter to the arbitrator, the arbitrator shall determine such rate by choosing whichever of the estimates submitted by Landlord and Tenant that the arbitrator judges to be more accurate or a rental rate between high and low number that reflects market rental, as determined by the arbitrator. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be split between Landlord and Tenant. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party. Tenant’s use of the Storage Space shall be subject to the terms and conditions of the Lease.

SECTION 1.19. Further Amendments. To the extent this Amendment is inconsistent with or otherwise conflicts with the terms of the Lease, the terms of this Amendment shall govern. Section 8 of the Fourth Amendment is deleted. The references to “$2,000,000” in Section 7.02 of the Original Lease shall be amended to be “$4,000,000.” Tenant shall have the option to renew the Lease in accordance with Exhibit H, however, the reference to “fifteen (15) months” in the third line of the first paragraph shall be amended to be “twenty-one (21) months” and the reference to “nine (9) months” in the third line of the first Paragraph shall be amended to be “twelve (12) months.” As of the date of this Amendment, Landlord’s administrative charge for any services provided by Landlord or its agents to Tenant under the Lease after the date of this Amendment shall be ten percent (10%). In the event that Landlord desires, in its sole discretion, to enter into an agreement with any electricity service provider to provide “bulk” service to the Building and several additional properties owned by Landlord or its affiliates, Landlord shall give written notice thereof to Tenant. Tenant may provide input with respect to the bulk electricity provider Landlord elects to select; provided, however, such selection shall be in Landlord’s sole discretion and Tenant shall not take any actions or omissions whatsoever to delay, prejudice or otherwise impede Landlord’s negotiation or contract with any such bulk electricity service provider(s).

SECTION 1.20. Subject to Lender Approval. This Amendment is contingent upon obtaining Landlord’s lender’s approval. Landlord agrees to use commercially reasonable efforts to obtain the consent of lender within thirty (30) days following full execution and delivery of this Amendment. If lender refuses to consent to this Amendment, this Amendment, upon written notice by Landlord to Tenant, shall terminate and be deemed null and void.

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SECTION 1.21. Definition of Affiliate. The term “Affiliate” as defined in the Lease is hereby expanded to include (a) any purchaser of all or substantially all of the assets of Tenant, and (b) any successor to Tenant by merger or corporate resolution.

SECTION 1.22. Modifications to Original Lease. The parties agree that the following modifications are hereby made to the Original Lease, effective as of the date of this Amendment:

A. Section 3.03.

(1) The following proviso is hereby added to Section 3.03, the second subsection (c) on page 5 of the Original Lease: “provided, however, Operating Expenses shall include any and all modifications, restatements, interpretations, amendments and regulations issued under such acts after the date of the Original Lease, only to the extent the same impose duties or obligations that did not exist on the date of the Original Lease.”

(2) Section 3.03. The following language shall be added at the end of Section 3.03 of the Original Lease: “In the event Landlord elects to gross-up Operating Expenses in any year pursuant to this Section, Landlord agrees to gross-up the Base Year in an identical manner.”

B. Section 5.03.

(1) The following language shall be added to the end of the second and the third sentences of Section 5.03 of the Original Lease: “except for the rental abatement set forth below in this Section 5.03.”

(2) The following words shall be deleted from the fifth sentence of Section 5.03 of the Original Lease: “Within Landlord’s Control.”

(3) The sixth sentence of Section 5.03 of the Original Lease is deleted and replaced with the following sentence: “Except for a fire or casualty governed under Article 8 or condemnation governed under Article 9 (in which event, Article 8 and Article 9, respectively, shall control), and except for any act or omission caused by Tenant or Tenant’s employees, servants, agents, contractors, sublessees, assignees or affiliates, if all or substantially all of the Premises are rendered untenantable due to a Service Interruption with respect to a critical service (i.e., which shall include only HVAC, electricity, water and/or elevator service) for a period of more than one hundred twenty (120) consecutive days, Tenant shall have the right, as Tenant’s sole and exclusive remedy, to terminate this Lease by written notice to Landlord given within the 30-day period following such 120-day period so long as such critical service(s) are not restored or the Premises are otherwise not restored to a tenantable condition prior to Tenant exercising its termination option under this Section 5.03.

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C. Section 6.02.

(1) The following language shall be added at the beginning of the third and fourth sentences of Section 6.02 of the Original Lease: “Subject to Section 7.03 below,...”

(2) The words “or Project” in the third sentence of Section 6.02 of the Original Lease are deleted.

(3) The following sentence is added as the fourth sentence of Section 6.02 of the Original Lease: “Any injury or damage to the Project, or the appurtenances or fixtures thereof, caused by or resulting from the negligent act or omission or willful misconduct of Tenant or Tenant’s employees, servants, agents, invitees, assignees or subtenants, shall be repaired or replaced by Tenant, or at Landlord’s option, by Landlord, at the expense of Tenant.”

D. Section 7.01. The reference to “80%” set forth in Section 7.01 of the Original Lease shall be amended to “100% (less depreciation).”

E. Section 7.03.

(1) The following language shall be deleted from the last sentence of Section 7.03 of the Original Lease: “or increase the cost thereof (provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased costs, thereupon keeping such release and waiver in full force and effect).”

(2) The following language is added after the last sentence of Section 7.03 of the Original Lease: “IT IS THE EXPRESS INTENTION OF LANDLORD AND TENANT THAT THE WAIVERS CONTAINED IN THIS SECTION 7.03 APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD, TENANT OR THEIR RESPECTIVE AGENTS, EMPLOYEES, CONTRACTORS OR INVITEES.”

F. Section 8.01. The following parenthetical is hereby added to the fourth sentence of Section 8.01 of the Original Lease after the words “any Rent”: “(except to the extent Landlord actually recovers rent loss proceeds therefor from any insurer, it being acknowledged that Landlord may but has no obligation under this Lease to maintain such coverage).”

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G. Section 13.01.

(1) The following language is hereby added between the word “date” and immediately prior to the word “same” in Section 13.01 (a) of the Original Lease: “of written notice from Landlord that the....”

(2) Section 13.01(f). The following language is deleted from Section 13(f) of the Original Lease: “proves to be or becomes incorrect in any material respect” and the following language is substituted in place thereof: “is incorrect in any material respect as of the date such representation and warranty was made by Tenant.”

Article II

MISCELLANEOUS

SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

SECTION 2.02. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 2.03. Counterparts. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

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IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on) the date and year first above written.

Dated: October 23, 2001	LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership

	By:	Realty Associates Fund V LLC, a Massachusetts limited liability company, general partner

		By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

			By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member

				By:	[ILLEGIBLE]
Officer

	By:	Realty Associates Fund V Texas Corporation, a Texas corporation, general partner

		By:	[ILLEGIBLE]
Officer

Date: October 17, 2001	TENANT:

WEATHERFORD INTERNATIONAL, INC.

	By:	/s/ Jon Nicholson
	Name:	Jon Nicholson
	Title:	Senior Vice President

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